ENGLISH TRANSLATION

LEASE AGREEMENT ENTERED BY ___________________, (HEREINAFTER “LESSOR”), REPRESENTED HEREIN BY _____________________ AND BY HOLA COMMUNICATIONS, INC. REPRESENTED HEREIN BY ITS PRESIDENT, MR. CARLOS BUSTAMANTE, (HEREINAFTER THE “LESSEE”), SUBJECT TO THE FOLLOWING RECITALS AND CLAUSES:

R E C I T A L S

          1.-       LESSOR states that:

          1.1      It is the owner of the ________________Building, located in _____________________________________, in this city of Tijuana, Baja California.

          1.2      Such office spaces are subject to the Condominium Regime and comply with the provisions of the Real Estate Condominium Property Regime for the State of Baja California.

          2.       - LESSEE states that:

          2.1      It is a company incorporated according to the laws of Nevada by means of its articles of incorporation dated October 10, 2005.

          2.2      It is aware of the location, distribution, metes and bounds of the area that will be leased and it coincides with the delimitations contained in the location plan of the same, that such area satisfies its requirements and needs to carry out his activities in the roof (the “leased premises”) and equipment room, whose activity will be the sale of services consisting in telecommunications to provide links, point-multipoint, and the exploitation of the Concession to utilize band of frequency of 10.5 GHz, offering its clients services of advanced telecommunications including the following:

Local links and border crossing of voice and data with a band width from 64 kbps to 2 Mbps and multiple E/1s up to 8 with a single link in the following formats:

Clean channel
Pyame Relay
ATM
TCP/TP
POTS

          2.3      Prior to the execution of this agreement LESSEE has received from LESSOR the Regulation of _______________________________________, and therefore as of this date it knows each and all of the conditions, limitations and obligations that are established regarding common areas and general installations of the _______________, acknowledging that the same will be applicable to LESSEE.

          3.       - Both parties state that:

          3.1      They agree to submit themselves to the provisions contained in the following:

C L A U S E S

FIRST.- SUBJECT MATTER OF THE LEASE.- LESSOR leases to LESSEE an area of 5.00 m2 located in the roof of the _________ Building, to install a telecommunications antenna of 16” x 8” of diameter, in the ceiling of the nucleus of the mentioned building, such leased premises are subject to _____________________.

Likewise, LESSOR grants the access to LESSEE to install the equipment that is required to provide the above mentioned services in the equipment room, as well as, to allow the space and access to the electric power and of the pipes and attic to carry out the wiring to all the localities and offices of sub-lessees that require the service, being at LESSEE’s sole cost and expense the installation and wiring works, therefore it is the exclusive responsibility of LESSEE the care and conservation of such equipment, without any responsibility for LESSOR.

SECOND.- PRICE OF THE LEASE.- LESSEE is obliged to pay to LESSOR the amount of $500.00 dollars per month (FIVE HUNDRED DOLARS 00/100 currency of the United States of America) plus the Value Added Tax.

The rent will be paid in advanced monthly payments on the FIRST day of each natural month, and LESSEE accepts to pay a monthly moratorium interest of 9% over unpaid amounts.

THIRD.- TERM OF THE LEASE.- The term of the lease will be INDEFINITE, any party may terminate the same by giving written notice to the other with 60 days in advance. The Lease will be effective as of July 1, 2006, rent will not be charged during the “testing period”, as of July 1, 2006 and ending on December 31, 2006.

FOURTH.- DEPOSIT.- LESSEE will deliver to LESSOR upon the execution of this agreement, and delivery of the corresponding receipt, the amount of $500.00 dollars (FIVE HUNDRED DOLLARS 00/100 legal currency of the United States of America) that is the equivalent to the first month’s rent.

LESSEE constitutes DEPOSIT for the amount of $500.00 dollars (FIVE HUNDRED DOLLARS 00/100 legal currency of the United States of America) to guarantee the general fulfillment of this agreement, therefore it delivers to LESSOR such amount at the execution hereof and upon the delivery of the corresponding receipt.

FIFTH.-–Each party will have the obligation to pay the corresponding taxes according to law upon the execution hereof, and LESSEE expressly agrees that the Value Added Tax or any other substituting the same will be charged and therefore paid to LESSOR simultaneous and jointly with the amount of the monthly rent, being in charge of LESSOR the payment of the Income Tax.

SIXTH.- LESSEE agrees that all permanent works and improvements carried out in the leased premises will remain for the benefit of LESSOR.

SEVENTH.- LESSEE is obliged to maintain the leased premises and return them at the conclusion of the lease in good conditions of conservation and maintenance, normal tear and wear excepted. Likewise, LESSEE should deliver the leased premises free of any claim or liability whether of labor, fiscal or administrative nature or obligations against third parties.

EIGHTH.- LESSEE shall not install any electrical equipment that overloads the lines of electricity established in the Leased Premises, it shall, at its own cost and expense, carry out all the necessary changes to comply with the requirements of the insurance of the property and any local or federal regulations.

NINTH.- LESSOR may terminate this agreement if LESSEE incurs in any of the following events of default:

a)	The lack of punctual payment of the agreed rent as established in Clause Second herein.
b)	To carry out any act or omission contrary to the norms and provisions contained in ________________ Regulation.
c)	To be declared in bankruptcy or suspension of payments or part of the totality of its assets are seized or the activity carried out in the leased premises is suspended.
d)

The failure to comply any of the obligations contained herein or any breach according to law should be a rescission cause of the same, besides any breach will cause the payment of a conventional penalty equivalent to the monthly rent and equivalent as of the date of breach for each of the months elapsed as of the date of the initial breach and until the leased premises are delivered to LESSOR and received by the latter in the terms of this clause.

e)	LESSEE is obliged as of this date to pay all the fees and expenses that may arise from any lawsuit or judgment that may derive from the execution of this contract.

TENTH.- For the interpretation and fulfillment of this agreement, the parties submit themselves to the Laws and competent Courts of the city of Tijuana, Baja California, waiving to any other forum that may correspond to them by virtue of their resent and future domiciles.

ELEVENTH.- For everything related to this agreement, the parties appoint as their domiciles the following:

LESSOR:

LESSEE:	3065 Beyer Blvd
San Diego, Ca 92154

READ by the parties, this agreement was executed in the city of Tijuana, Baja California on July 1, 2006.

LESSOR	LESSEE

HOLA COMMUNICATIONS, INC.
Represented by:	Represented by:
Mr. Carlos Bustamante

WITNESS	WITNESS